CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    We have issued our report dated May 26, 2011, accompanying the financial statements of Insured Municipals Income Trust, Series 461, California Insured Municipals Income Trust, Series 203 and Pennsylvania Insured Municipals Income Trust, Series 272 (included in Van Kampen Focus Portfolios, Municipal Series
421) as of January 31, 2011, and for each of the three years in the period ended January 31, 2011 and the financial highlights for each of the five years in the period ended January 31, 2011, contained in this Post-Effective Amendment No. 8 to Form S-6 (File No. 333-103237) and Prospectus.

    We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
May 26, 2011